Exhibit 5.1
Our ref: AWE/806931-000004/32744259v1
Biohaven Ltd.
Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands
20 October 2022
Dear Sirs
Biohaven Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under Rule 462(b) of the SEC Act, the offering and sale to the public (the "Offering") of up to an additional 1,150,000 common shares of no par value each (the "Shares") (including 150,000 Shares, which the several underwriters ("Underwriters"), for whom J.P. Morgan Securities LLC, Cowen and Company, LLC, SVB Securities LLC and Piper Sandler & Co. are acting as representatives ("Representatives") will have a 30-day option to purchase from the Company).
1    Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1    The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 20 October 2022, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").
1.2    The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 20 October 2022 at the British Virgin Islands High Court Registry (the "High Court Registry").
1.3    The written resolutions of the board of directors of the Company dated 11 October 2022, 16 October 2022 and 20 October 2022 (the "Resolutions").
1.4    A Certificate of Incumbency dated 20 October 2022, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").

1.5    A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 20 October 2022 (the "Certificate of Good Standing").
1.6    A certificate from a director of the Company (the "Director's Certificate") dated 20 October 2022.
1.7    The Registration Statement.
1.8    A draft of the underwriting agreement between the Company and the Representatives (the "Document").
2    Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate, the Certificate of Good Standing and the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1    The Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.2    The Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.3    The choice of the Relevant Law as the governing law of the Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).
2.4    Where the Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Document marked to show changes to a previous draft, all such changes have been accurately marked.
2.5    Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.6    All signatures, initials and seals are genuine.
2.7    The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Document.

2.8    That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.9    No monies paid to or for the account of any party under the Document represents or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).
2.10    There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Document.
2.11    There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.12    Prior to the issue of any of the Shares, the Company shall receive cash consideration as required under the Registration Statement for the issue of the Shares and that no Shares shall be issued for non-cash consideration in whole or in part.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3    Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1    The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.
3.2    The Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.
4    Qualifications
The opinions expressed above are subject to the following qualifications:
4.1    The obligations assumed by the Company under the Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)    enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;
(b)    enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)    where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and
(d)    some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.
4.2    To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.
4.3    We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Document or the Registration Statement.
4.4    We express no view as to the commercial terms of the Document or the Registration Statement or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.5    Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.
4.6    In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Document and express no opinion or observation upon the terms of any such document.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Validity of Securities" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.
This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully
/s/ Maples and Calder
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